EXHIBIT 10.23

THE SECOND AMENDMENT TO THE GAS SALES AGREEMENT

BETWEEN

PTT PUBLIC COMPANY LIMITED

AND

CHEVRON OFFSHORE (THAILAND) LIMITED

THAIPO LIMITED

PALANG SOPHON LIMITED

B8/32 PARTNERS LIMITED

DATED

EFFECTIVE AS OF OCTOBER 1, 2001

THE SECOND AMENDMENT TO THE GAS SALES AGREEMENT (the “GSA”) dated November 7th, 1995 is hereby made effective as of the 1st day of October, 2001.

BETWEEN

(1)          PTT PUBLIC COMPANY LIMITED, successor in interest to The PETROLEUM AUTHORITY OF THAILAND, having its principal office at 555 Vibhavadi Rangsit Road, Bangkok 10900 (hereinafter called “PTT”); and

(2)          THAIPO LIMITED, a company duly incorporated and existing under the laws of Thailand and having an office at 8th floor, M. Thai Tower, All Seasons Place, 87 Wireless Road, Khwaeng Lumpini, Khet Patumwan, Bangkok 10330 (hereinafter called “THAIPO”); and

(3)          CHEVRON OFFSHORE (THAILAND) LIMITED, formerly known as Thai Romo Limited, a company duly incorporated and existing under the laws of Thailand and having its registered office at 27th Floor, Suntowers Building B, 123 Vibhavadi-Rangsit Road, Kwaeng Ladyao, Khet Jatujak, Bangkok 10900 (hereinafter called “CHEVRON”); and

(4)          PALANG SOPHON LIMITED, a company duly incorporated and existing under the laws of Thailand and having its registered office at 5th Floor, Bangkok Insurance/Y.W.C.A. Building, 25 Sathon Tai Road, Khwaeng Thungmahamek, Khet Sathon, Bangkok 10120 (hereinafter called “SOPHON”); and

(5)          B8/32 PARTNERS LIMITED, a company duly incorporated and existing under the laws of Thailand and having an office at 8th floor, M. Thai Tower, All Seasons Place, 87 Wireless Road, Khwaeng Lumpini, Khet Patumwan, Bangkok 10330 (hereinafter called “B8/32 PARTNERS”).

THAIPO, CHEVRON, B8/32 PARTNERS and SOPHON hereinafter all collectively called “Concessionaire”)

WHEREAS:

(A) The Concessionaire and PTT have signed a Memorandum of Understanding dated October 17, 2001 stating their agreement to various matters related to the GSA including the following:

(i)                                     the terms for PTT to purchase quantities of  Sales Gas in excess of one hundred forty five (145) million Cubic Feet per day;

(ii)                                  the adjustment of the Heating Value of the  Sales Gas;

(iii)                               Natural Gas to be provided by Concessionaire from fields outside the G.S.A. Area; and

(iv)                              other matters such as temperature, Shortfall and possible long-term sales/purchases.

(B) The Concessionaire and PTT later agreed to discuss the definition of “Fy” — the fuel oil price variable, and “I” — the exchange rate.”

(C) The Concessionaire and PTT agreed to sign a mutually acceptable amendment to the GSA to more specifically describe what has been determined pursuant to such Memorandum of Understanding.

NOW IT IS HEREBY AGREED AS FOLLOWS THAT THE GSA SHALL BE AMENDED BY THIS SECOND AMENDMENT TO REFLECT:

1. DEFINITIONS

Article 1 Definitions shall have the following definitions added;

•                  “Interim Period” shall mean the period of time commencing as of 6:00 a.m. October 1, 2001 and ending 6:00 a.m. March 1, 2004.

•                  “Supplemental Gas Quantities” shall mean the volumes of Sales Gas purchased by PTT during the Interim Period pursuant to the terms stated in Article XXXII in addition to the GSA Quantities.

•                  “Supplemental DAQ” shall mean the quantities shown in Column 2 of the Sixth Schedule.

•                  “Supplemental Shortfall Gas” shall mean the undelivered difference between the Sales Gas, in excess of GSA Quantities, actually delivered by the Concessionaire on any day, as the same may be reduced pursuant to this Agreement, and the Sales Gas nominated by PTT pursuant to, and in accordance with, this Article XXXII, as the same may be reduced pursuant to this Agreement.

•                  “Total Supplemental DAQ” shall mean the quantities shown in Column 3 of the Sixth Schedule.

•                  “GSA Quantities”, solely for the purpose of Article XXXII, shall mean “the greater of (i) one hundred and forty five (145) million Cubic Feet per day and (ii) the then current DCQ plus 15%”.

2. QUALITY

The Second Schedule (Quality Specification) shall be amended as follows:

(a)          The first sentence shall be amended to read, “Sales Gas delivered under this Agreement shall at the Delivery Point (unless otherwise specified herein)”.

(b)          Item 8 shall be revised to read as follows:

“Heating Value: have a flow-weighted average Gross Calorific Value for the combined Delivery Points of not less than nine hundred and fifty (950) BTU per Cubic Foot and not more than one thousand two hundred and twenty five (1,225) BTU per Cubic Foot.  However, Sales Gas at the Tantawan Delivery Point shall not have a Gross Calorific Value of more than one thousand one hundred and fifty (1,150) BTU per Cubic Foot and Sales Gas at the Benchamas Delivery Point shall not have a Gross Calorific Value of more than one thousand two hundred and fifty (1,250) BTU per Cubic Foot”.

(c)           Item 9 shall be revised to read as follows:

“TEMPERATURE:  have a temperature which is not less than sixty (60) degrees Fahrenheit and not more than one hundred and thirty (130) degrees Fahrenheit until Concessionaire installs equipment modifications designed to cool the Sales Gas below one hundred and twenty (120) degrees Fahrenheit during the Year 2002.  At the earlier of placing such modified equipment in service or 6 a.m. January 1st 2003, the maximum allowed temperature shall be reduced from one hundred thirty (130) degrees Fahrenheit to one hundred twenty (120) degrees Fahrenheit”.

(d)          The addition of a new Item 10 to read:

“10.  PENTANE PLUS COMPONENTS: contain no more than two (2.0) mole percent of components consisting of pentane plus (C5+) in the composite Sales Gas stream for the combined Delivery Points on a flow-weighted average basis.”

3. PRICE CALCULATION

The definitions of the terms “Fy” and “I” contained in Clause 11.5 of the GSA are amended to read:

Fy  =                     the arithmetic average of the figures last published, Platts Oilgram Price Report date, for each month of the six month period ending in March and September respectively in which the prices have to be adjusted, in United States Dollars per barrel of the Singapore Product Postings for Med FO 180cst from Shell Eastern Petroleum PTE Ltd., ESSO Singapore PTE Ltd., Mobil Sales and Supply Corporation, Caltex Petroleum Corporation, BP Oil International and

Singapore Petroleum Corporation PTE Ltd., as published in “Platt’s Oilgram Price Service”.

I  =                               the exchange rate, which shall be the arithmetic average of the daily Interbank Exchange Rate of Baht per US Dollar published by The Bank of Thailand for the Month of March 1995.  This rate is agreed to be 24.75826.

4. ADDITIONAL GAS RESERVES

The following new Clause 2.5. shall be added:

“2.5.                        In addition to Sales Gas delivered from the Field Reserves, Concessionaire has the right, but not the obligation, to deliver Sales Gas to PTT pursuant to this Agreement produced from any areas that are not included within the G.S.A. Area including, but not limited to, the following two fields within the Concession Area:

Maliwan Field (Block 8/32)

North Jarmjuree Field (Block 8/32)

and the fields delineated within Block 9A of Petroleum Concession No. 4/2515/8

It is agreed that the Proved Natural Gas Reserves, the Probable Natural Gas Reserves and Natural Gas produced from the above noted fields will not be included in the calculation of Field Reserves pursuant to Article X.  In addition, Supplemental Gas Quantities will not be included in the calculation for determining the ACQ or in the sales and purchases for determining whether the ACQ has been met under the GSA.”

5. SUPPLEMENTAL GAS QUANTITIES FOR THE INTERIM PERIOD

The Parties agree to add the following Article XXXII to the GSA:

“Article XXXII SUPPLEMENTAL GAS QUANTITIES FOR THE INTERIM PERIOD.

32.1                           Notwithstanding any provision in this Agreement to the contrary, the          following provisions shall apply to that portion of Sales Gas, which are Supplemental Gas Quantities. Such Supplemental Gas  Quantities shall not be considered “Supplementary Gas” under Article  6.17.  Should there be any conflict between the provisions of this  Article XXXII and the provisions contained elsewhere in this Agreement the provisions of this Article XXXII shall prevail.

32.2                           During the Interim Period, PTT agrees to purchase additional volumes of Sales Gas amounting to at least fifty-eight decimal two eight Billion Cubic Feet (58.28 Bcf) in accordance with the Sixth Schedule attached hereto. Such additional gas shall be nominated and purchased by PTT after it nominates and purchases the GSA Quantities.

32.3                           Agreement between the Parties regarding the purchase and sale of Supplemental Gas Quantities pursuant to  this Article XXXII shall be for the Interim Period.  The parties agree that from 6 a.m. October 1st, 2001 to 6 a.m. November 1st, 2001, neither PTT’s obligations under the provisions of Article 32.4, nor the Concessionaire’s obligations under Article 32.7 shall be effective.

32.4                           In addition to events which allow reduced purchases described elsewhere in this Agreement such as Force Majeure, Supplemental Shortfall or maintenance,  PTT is entitled to take Supplemental Gas Quantities in an amount less than 75% of the Supplemental DAQ for no more than twenty (20) days during each Contract Year.

32.5                           If at the end of each Contract Year, PTT has not taken Supplemental Gas Quantities at least equal to 32.5(i) below reduced by the quantities associated with 32.5(ii) below:

(i)                                     75% of the sum of the Supplemental DAQ’s for such Contract Year

(ii)                                  the Supplemental Gas Quantities not taken due to Force Majeure events, Supplemental Shortfall Gas and Concessionaire’s maintenance then Concessionaire shall render to PTT an invoice on or before the thirty-first (31st) of October of such year for the difference between 32.5(i) and the sum of 32.5(ii) above and 32.5(iii) below:

(iii)                               the Supplemental Gas Quantities actually taken during such Contract Year.

The formula for such invoice is illustrated below:

Invoice Amount = 32.5(i) — [32.5(ii) + 32.5(iii)]

PTT shall pay the Concessionaire on or before the thirtieth (30th) of November of the same year. The invoice shall be calculated by averaging the prices for each Month of the Contract Year that the Interim Period was in effect as determined under Clause 32.6 for such Supplemental Gas Quantities that are not taken.  Payment by PTT for Supplemental Gas Quantities not taken will provide PTT an entitlement to take such Supplemental Gas Quantities at a later date in the same manner as described in Clause 6.9 above.

32.6                           The price to be paid by PTT for the Supplemental Gas Quantities shall be 88% of the Current Price.

32.7                           PTT may nominate up to 105% of the Total Supplemental DAQ, as shown in the Sixth Schedule on any day.  If, at any time, Concessionaire fails to deliver enough Sales Gas during the Interim Period so that Supplemental Shortfall Gas occurs, then the Concessionaires shall pay to PTT, by means of a credit against the next payment due by PTT to the Concessionaires pursuant to this Agreement, for the Supplemental Shortfall Gas an amount equal to 12% of the Current Price in effect at the time of the Supplemental Shortfall Gas occurrence times the Supplemental Shortfall Gas.  If the Sales Gas produced in any month is insufficient to fully satisfy Concessionaire’s Supplemental Shortfall Gas obligations for the preceding month, the excess Supplemental Shortfall Gas obligations for such month shall be accrued and carried over to the following month, and from month to month to the end of the Contract Year, any outstanding Supplemental Shortfall Gas obligations remaining shall be applied as a credit against PTT’s annual payment obligations under Articles 6.8 or 32.5.  At such time, the excess amounts owed by Concessionaire for such Supplemental Shortfall Gas will be credited against any amounts owed by PTT to Concessionaires for natural gas not taken by PTT pursuant to Clause 32.5 above in the same manner as such calculations are made for GSA Quantities of Sales Gas and any additional amounts still owing to PTT after such offsets shall be paid in cash at that time.  For the avoidance of doubt, the Shortfall provisions of Article 15.2 will apply to any shortfall between one hundred forty-three decimal seventy-five (143.75) million Cubic Feet per Day and one hundred forty-five (145) million Cubic Feet per Day.

32.8                           The following principles are agreed:

(i)  Supplemental Gas Quantities shall not be included in the   calculation of DCQ or ACQ pursuant to Article VI or Field Reserves pursuant to Article X.

(ii)  the provisions of Article XV related to Shortfall and Concessionaire’s failure to deliver Sales Gas will remain in effect but shall be applicable only to GSA Quantities of Sales Gas.

(iii)  Supplemental Gas Quantities taken by PTT shall not be included in the calculation of Carry-Forward Gas pursuant to Clause 6.8, nor shall Carry Forward Gas be applied against PTT’s obligation to take Supplemental Gas Quantities.

32.9                           Without accruing any obligations to pay for Supplemental Shortfall Gas under Article 32.7 or Shortfall Gas under Article 15.2 during 2002, the Concessionaire may conduct the preventative maintenance and facilities upgrade work not more than two times during the year 2002 and the aggregate period for such maintenance and upgrade work shall not exceed thirty (30) days. Concessionaire shall update PTT from time to time of its anticipated period(s) for such maintenance and upgrades.  Concessionaire shall then designate, at least one week in advance, the date of commencement of the actual period(s) during which it shall claim the benefits of this Article 32.9.

32.10                     The Parties will attempt to negotiate in good faith a mutually acceptable firm long-term sales/purchase agreement for additional Natural Gas quantities from the Concession Area to commence upon the termination of the Interim Period.  If the Parties are unable to reach agreement on a long-term sales arrangement for incremental gas supplies, the following options will apply:

(i)                                     Both Parties may elect to continue sales/purchases of Supplemental Gas Sales on a month-to-month basis at the latest Supplemental DAQ in effect unless the Parties mutually agree to a different Supplemental DAQ with the other provisions of this Article XXXII continuing to apply mutatis mutandis.

(ii)                                  Either Party may elect to terminate sales/purchases of Supplemental Gas Quantities with ninety (90) days prior written notice and sales at the GSA Quantity will continue to be in full force and effect.”

6. Sixth Schedule — Supplemental Gas Quantities

The attached schedule titled “Sixth Schedule — Supplemental Gas Quantities” shall be added to the GSA. Such Schedule includes agreed figures for the Supplemental DAQ and the Total Supplemental DAQ for each of the periods through February 2004.

7. Concessionaire’s Reservations Applicable to all Natural Gas Production

Revise the first line of Clause 7.2. of the GSA by deleting the words “from the Reservoir”.

8. Revision of First Amendment

Clause 5. of the First Amendment shall be revised and the word “Concessionaire” shall be replaced with “Concession”.

9. Conflict

The provisions of this Second Amendment shall constitute an amendment and supplement to the GSA and the First Amendment.  To the extent that there is any conflict or inconsistency between the terms of the GSA and the First Amendment with the terms of this Second Amendment, the terms of this Second Amendment shall prevail.

10. GSA Remains in Effect

Except as amended hereby the GSA and the First Amendment shall      remain in full force and effect.

11. Applicable Law

This Second Amendment shall be governed by and construed in accordance with the laws of Thailand.

12. Effective Date

This Second Amendment shall be effective from October 1, 2001.

IN WITNESS WHEREOF each party hereto has caused this Agreement to be executed by its duly authorized representatives as of the date first written above.

PTT Public Company Limited	Witness:

/s/ VISET CHOOPIBAN	/s/ PRASERT BUNSUMPUN
Mr. Viset Choopiban	Mr. Prasert Bunsumpun
President	Senior Executive Vice President
Gas Business Group

Chevron Offshore (Thailand) Limited	Witness:

/s/ ISIKELI REUBEN TAUREKA	/s/ ANEK LAWANPRASERT
Mr. Isikeli Reuben Taureka	Mr. Anek Lawanprasert
Managing Director

/s/ EDWARD STUART JOHNSON
Mr. Edward Stuart Johnson
Director

Thaipo Limited	Witness:

/s/ KEVIN HERRMANN	/s/ EDWARD STUART JOHNSON
Mr. Kevin Herrmann	Mr. Edward Stuart Johnson
Resident Manager

Palang Sophon Limited

Witness:

/s/ PRAPAVADEE SOPHONPANICH	/s/ KEVIN HERRMANN
Ms. Prapavadee Sophonpanich	Mr. Kevin Herrmann
Director

/s/ ISIKELI REUBEN TAUREKA
Mr. Isikeli Reuben Taureka
Director

B8/32 Partners Limited	Witness:

/s/ KEVIN HERRMANN	/s/ PRAPAVADEE SOPHONPANICH
Mr. Kevin Herrmann	Ms. Prapavadee Sophonpanich
Director

/s/ ISIKELI REUBEN TAUREKA
Mr. Isikeli Reuben Taureka
Director

SIXTH SCHEDULE

QUANTITIES DURING INTERIM PERIOD

1	2	3
Period	Supplemental DAQ (MMcf per day)	Total Supplemental DAQ (GSA Quantities plus Supplemental DAQ) (MMcf per day)
October 2001 – November 2001	55	200
December 2001	45	190
January 2002	35	180
February 2002	45	190
March 2002 – September 2002	55	200
Contract Year 2001 / 2002	18.865 Bcf
October 2002 – February 2003	55	200
March 2003 – September 2003	85	230
Contract Year 2002 / 2003	26.495 Bcf
October 2003 – February 2004	85	230
Contract Year 2003 / 2004	12.920 Bcf
Total	58.280 Bcf

Note:  The volumes specified in the column titled “Total Supplemental DAQ” are for illustrative purposes only.  The calculation of Total Supplemental DAQ assumes GSA Quantities of 145 MMcf per day.  The actual Total Supplemental DAQ may vary depending on the then current GSA Quantities for the relevant period.